Exhibit 3

CAPITALIZATION

The following table sets out SEK’s unaudited consolidated capitalization as at March 31, 2008.  This table should be read in conjunction with the unaudited consolidated financial statements included in our Report on Form 6-K for the three months ended March 31, 2008.

(in Skr millions)
Senior debt:
Long-term	171,882.6
Short-term	80,035.7
Total senior debt (1), (2)	251,918.3

Subordinated debt:
Long-term	2,949.7
Short-term	—
Total subordinated debt (1)	2,949.7

Equity:
Share capital (3) (990,000) shares issued and paid-up, par value skr 1,000 made up of 640,000 Class A shares and 350,000 Class B shares)	990.0
Fair value reserves	(180.2)
Retained earnings	3,675.0
Net profit for the period	113.6

Total	4,598.4

Total capitalization	259,466.4

(1)                                  At March 31, 2008, our consolidated group had no contingent liabilities.  Other than that disclosed herein, we had no other indebtedness as at March 31, 2008.

(2)                                  Unguaranteed and unsecured.

(3)                                  In accordance with our Articles of Association, SEK’s share capital shall neither be less than Skr 700 million nor more than Skr 2,800 million.

There has been no material change in SEK’s capitalization, indebtedness, contingent liabilities and guarantees since March 31, 2008.